------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number
                                                  Expires:
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

     CASHMAN                          RICHARD J. II
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     210 WATER STREET
--------------------------------------------------------------------------------
   (Street)

     BALTIMORE                        OHIO                  43105
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)


--------------------------------------------------------------------------------
2.   Date of Event Requiring Statement

(Month/Day/Year)             OCTOBER 30, 1999
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


--------------------------------------------------------------------------------
4.   Issuer Name and Ticker or Trading Symbol

     NATIONAL FRUIT & VEGETABLE TECHNOLOGY CORPORATION
--------------------------------------------------------------------------------
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
     CHAIRMAN OF THE BOARD
--------------------------------------------------------------------------------
6.   If Amendment, Date of Original (Month/Day/Year)

     N/A
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person


================================================================================
               Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                              3. Ownership Form:
                     2. Amount of Securities      Direct (D) or
1. Title of Security    Beneficially Owned        Indirect (I)     4. Nature of Indirect
     (Instr. 4)            (Instr. 4)              (Instr. 5)            (Instr. 4)
----------------------------------------------------------------------------------------
     COMMON STOCK          38,459,980              I               Emerald Industries Corporation is the
----------------------------------------------------------------------------------------
                                                                   owner of record of all of the
----------------------------------------------------------------------------------------
                                                                   38,459,980 shares.  Mr. Cashman owns such
----------------------------------------------------------------------------------------
                                                                   shares beneficially through his ownership
----------------------------------------------------------------------------------------
                                                                   and control of Emerald Industries Corp.
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            Explanation of Responses:

        /s/ RICHARD J. CASHMAN II                           FEBRUARY 15, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2